Exhibit 99.1
Press Release

Contact:	Uzi Sasson
Chief Financial Officer

IXYS Corporation
3540 Bassett Street
Santa Clara, California 95054
(408) 982-0700
IXYS Corporation Announces Results For Its First Quarter
Ended June 30, 2006
SANTA CLARA, CA. August 3, 2006 — IXYS Corporation (NASDAQ:SYXI) today announced that, for its first fiscal quarter ended June 30, 2006, IXYS reported net revenues of $67.7 million, as compared with net revenues of $63.3 million for the same period in the prior fiscal year.
Gross profit was $21.9 million, or 32.3% of net revenues, for the quarter ended June 30, 2006, as compared to gross profit of $21.1 million, or 33.4% of net revenues, for the same quarter in the prior fiscal year.
Net income for the quarter ended June 30, 2006, was $24.3 million, or $0.68 per diluted share, as compared to $5.1 million, or $0.14 per diluted share, for the same quarter in the prior fiscal year.
The results for the quarter ended June 30, 2006 included a credit adjustment of $36.8 million to record the trial court’s reduction of the award previously made to LoJack Corporation and related tax effects. Excluding the impact of these adjustments, net income for the quarter ended June 30, 2006 would have been $2.6 million, or $0.07 per share, diluted.
“We are pleased to report consecutive sequential revenue growth and sequential increases in our gross margin and gross profit. However our usual operating expenses have increased, in part due to increased R&D investments and compliance expenses. We are experiencing a high demand for our products with record orders taken in the June quarter, creating sequentially again, a record backlog and an increased book-to-bill ratio of 1.18,” said Dr. Nathan Zommer, Chief Executive Officer.
Uzi Sasson, Chief Financial Officer, said, “This is normally the season when we would experience a weakening in our market because of the summer slowdown, especially in Europe. However, this year we expect our strong backlog to counter this trend and we project our revenues for the September 2006 quarter to be between $67 million and $69 million.”
IXYS develops and markets primarily high performance power and RF semiconductors and control ICs that are used in controlling and converting electrical power efficiently in power systems for telecommunication infrastructure, motor drives, medical systems and transportation. IXYS also serves emerging markets with digital and analog ICs that control flat panel displays, medical instruments and telecommunication products.

Non-GAAP Financial Information
Included above and within the attached schedules are certain non-GAAP financial figures. Management believes non-GAAP net income and non-GAAP net income per share are useful measures of operating performance because they exclude the impact of the litigation provision related to the LoJack litigation and the impact of various adjustments to deferred tax assets, which are in the nature of one-time events. However, these non-GAAP measures should be considered in addition to, not as a substitute for, or superior to net income and net income per share, or other financial measures prepared in accordance with GAAP.
Safe Harbor Statement
The foregoing press release contains forward-looking statements, including those related to our backlog, book-to-bill ratio and projection of revenues for the September 2006 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business and capacity limits on our ability to manufacture our products, among other things. Further information on other factors that could affect IXYS is detailed and included in IXYS’ Form 10-K for the fiscal year ended March 31, 2006, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.
Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	March 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$72,305	$78,505
Accounts receivable, net	45,640	42,774
Other receivables	2,120	1,433
Inventories, net	68,502	60,357
Prepaid expenses and other current assets	3,957	2,688
Deferred income taxes	10,492	25,049

Total current assets	203,016	210,806
Plant and equipment, net	41,826	40,049
Other assets	12,744	12,580
Deferred income taxes	16,699	16,552

Total assets	$274,285	$279,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capitalized lease obligations	$2,484	$2,255
Current portion of long term loan	1,090	973
Accounts payable	23,194	20,259
Accrued expenses and other current liabilities	30,583	68,504

Total current liabilities	57,351	91,991
Capitalized lease and other long term obligations, net of current portion	14,704	14,447
Pension liabilities	14,015	13,576

Total liabilities	86,070	120,014

Common stock	347	347
Additional paid-in capital	158,680	156,664
Notes receivable from stockholders	(58)	(59)
Retained earnings	23,682	(614)
Accumulated other comprehensive income	5,564	3,635

Stockholders’ equity	188,215	159,973

Total liabilities and stockholders’ equity	$274,285	$279,987

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30, 2006	June 30, 2005
Net revenues	$67,741	$63,341
Cost of goods sold	45,857	42,196

Gross profit	21,884	21,145

Operating expenses:
Research, development and engineering	5,108	4,156
Selling, general and administrative	12,056	9,257
Litigation provision	(36,827)	—

Total operating expenses	(19,663)	13,413

Operating income	41,547	7,732
Other income (expense), net	(844)	425

Income before income tax provision	40,703	8,157
Provision for income tax expense	16,407	3,018

Net income	$24,296	$5,139

Net income per share — basic	$0.71	$0.15

Weighted average shares used in per share calculation — basic	34,172	33,416

Net income per share — diluted	$0.68	$0.14

Weighted average shares used in per share calculation — diluted	35,575	35,985

GAAP reconciliation to non-GAAP
(In thousands, except per share amounts)

	Quarter Ended
	June 30, 2006	June 30, 2005
Net income, as reported (GAAP)	$24,296	$5,139
Adjustments to GAAP net income:
Litigation provision and related tax effects	(21,742)	—

Non-GAAP net income	$2,554	$5,139

Net income per share-basic, as reported (GAAP)	$0.71	$0.15
Adjustments to GAAP net income per share-basic:
Litigation provision and related tax effects	(0.64)	—

Net income per share-basic, (non-GAAP)	$0.07	$0.15

Net income per share-diluted, as reported (GAAP)	$0.68	$0.14
Adjustments to GAAP net income per share-diluted:
Litigation provision and related tax effects	(0.61)	—

Net income per share-diluted, (non-GAAP)	$0.07	$0.14

Weighted average shares used in per share calculation
Basic	34,172	33,416
Dilutive weighted average shares	1,403	2,569

Diluted	35,575	35,985